Exhibit 5.2

[Letterhead of Howard Rice Nemerovski Canady Falk & Rabkin, A Professional Corporation]

October 5, 2007

The Charles Schwab Corporation

120 Kearny Street

San Francisco, CA 94108

Re:	Issuance by The Charles Schwab Corporation of $300,010,000 Fixed to Floating Rate Junior Subordinated Notes Due 2067

Ladies and Gentlemen:

This letter is being furnished to you in connection with the issuance by The Charles Schwab Corporation, a Delaware corporation (the “Company”) of $300,010,000 aggregate principal amount of Fixed to Floating Rate Junior Subordinated Notes due 2067 (the “Junior Subordinated Notes”) under a Junior Subordinated Indenture dated as of October 5, 2007 and First Supplemental Indenture thereto dated as of October 5, 2007 (collectively, the “Indenture”) between the Company and The Bank of New York Trust Company, N.A. (the “Trustee”). The issuance and sale of the Junior Subordinated Notes will be made pursuant to the Company’s registration statement on Form S-3 (No. 333-114729), originally filed with the Securities and Exchange Commission (the “Commission”) on April 22, 2004, as amended and supplemented through the date hereof (the “Registration Statement”).

In connection with this opinion, we have examined the following documents: (i) the Registration Statement; (ii) the Company’s Fifth Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on May 7, 2001; (iii) the Company’s Third Restated Bylaws (as amended on May 9, 2003); (iv) the Indenture; (v) the Junior Subordinated Notes; (vi) resolutions of the Board of Directors of the Company adopted on July 2, 2007 and of the Pricing Committee of the Board of Directors of the Company adopted October 1, 2007, and the Determination Certificate executed by the Treasurer of the Company dated October 2, 2007; (vii) the minute books of the Company provided to us by one or more officers of the Company; (viii) one or more certificates of one or more officers of the Company; and (ix) one or more certificates of one or more public officials.

In rendering our opinion, we have assumed the legal capacity of individuals, that the signatures on all documents not executed in our presence are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as reproduced or certified copies conform to the original documents, that all corporate records of the Company provided to us for review are true, complete and accurate, that any reviews and searches of public records obtained by us are true, complete and accurate, that the Trustee is duly qualified to engage in the transactions contemplated by the agreements enumerated above and has the requisite power and authority to perform its obligations thereunder, that such agreements have been duly authorized by, and constitute the valid and binding obligations of, the Trustee, enforceable against it in accordance with their terms, and that each person or entity that has any right to seek to enforce any provision of the Indenture or the Junior Subordinated Notes has filed any California tax returns it is required to file and has paid any California franchise or income taxes it is required to pay under the laws of the State of California. We have further assumed the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the enforceability or effectiveness thereof.

The Charles Schwab Corporation

October 5, 2007

As to matters of fact material to our opinion, we have relied solely upon our review of the documents referred to in the second paragraph of this letter. We have assumed that the recitals of fact set forth in such documents are true, complete and correct on the date hereof. We have not independently verified any factual matters or the validity of any assumptions made by us in this letter and express no opinion with respect to such factual matters and disclaim any implication or inference as to the reasonableness of any such assumption. In rendering this opinion, we have considered only the Delaware General Corporation Law (including the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and those laws, statutes, rules and regulations of the State of California (exclusive of municipal and other local laws) presently in effect that, in our experience, are normally applicable to transactions of the type contemplated by the documents enumerated above, and we express no opinion with respect to choice of law or conflicts of law.

Based upon the foregoing, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that, when duly executed, authenticated and delivered in accordance with the Indenture and sold in accordance with the Registration Statement (including the related prospectus and prospectus supplement), the Junior Subordinated Notes will constitute legal, valid and binding obligations of the Company.

Our opinion in the preceding paragraph is subject to each of the following limitations, qualifications and exceptions:

(a) applicable federal or state bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer or conveyance, and other laws or court decisions relating to or affecting the rights of creditors;

(b) equitable principles of general applicability (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, equitable subordination, and the possible unavailability of specific performance or injunctive relief), regardless of whether considered in a proceeding in equity or at law or whether codified by statute;

(c) California judicial decisions which have held that certain provisions of agreements, including without limitation those providing for the acceleration of indebtedness upon the occurrence of events described therein, are unenforceable under circumstances where it cannot be demonstrated that the enforcement of such provisions is reasonably necessary for the protection of the party seeking enforcement, has been undertaken in good faith under the circumstances then existing and is commercially reasonable;

(d) limitations on the enforceability of indemnification, release, contribution, exculpatory or nonliability provisions under federal or state securities laws, under Sections 1542, 1543 and 2772-78 of the California Civil Code, and under any other applicable statutes or court decisions, including, without limitation, the effect of California statutes and cases applying such statutes which have denied enforcement of indemnification agreements against the indemnitee’s negligence, wrongdoing or violation of law;

(e) the unenforceability, under certain circumstances, of provisions which provide for penalties, late charges, additional interest in the event of a default or fees or costs related to such charges in view of the factual determinations required under California law and the evaluation of late payments or liquidated damages provisions;

The Charles Schwab Corporation

October 5, 2007

(f) the unenforceability, under certain circumstances, of provisions of agreements to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, or that the election of some particular remedy or remedies does not preclude recourse to one or another remedy;

(g) the unenforceability of provisions prohibiting waivers that are not in writing to the extent that Section 1698 of the California Civil Code (or similar provisions of other applicable laws) permits oral modifications that have been performed;

(h) the unenforceability of provisions that purport to appoint a party as attorney-in-fact for an adverse party;

(i) the unenforceability, under certain circumstances, of provisions purporting to govern forum selection, venue selection, personal jurisdiction or subject matter jurisdiction;

(j) the unenforceability, under certain circumstances, of provisions that contain prospective waivers of (i) vaguely or broadly stated rights, (ii) unknown future rights, (iii) the benefits of statutory, regulatory or constitutional rights, unless and to the extent the statute, regulation or constitution explicitly permits such waiver, (iv) unknown future defenses, (v) rights to damages, and (vi) the right to a trial by jury; and

(k) the effect of Section 1717, et seq. of the California Civil Code and judicial decisions thereunder on provisions purporting to require the award of attorneys’ fees, expenses or costs.

We call to your attention that nothing in this letter expresses any opinion as to any securities that the Company may be obligated to use commercially reasonable efforts to sell pursuant to the Indenture or the Junior Subordinated Notes.

The opinion set forth above is given only as of the date hereof and is expressly limited to the matters stated. We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K for incorporation by reference into the Registration Statement and to the use of our name in the Registration Statement under the caption “Validity of the Securities.” By giving such consent, we do not hereby admit that we are within the category of persons whose consents are required under Section 7 of the Securities Act.

Very truly yours,

HOWARD RICE NEMEROVSKI
CANADY FALK & RABKIN
A Professional Corporation

By:	/s/ Teresa L. Johnson
Teresa L. Johnson
On Behalf of the Firm